EXHIBIT 11.1


                     APL LIMITED AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON SHARE


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Year Ended               December 27  December 29    December 30
                                1996         1995           1994
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(In thousands, except
per share amounts)
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PRIMARY EARNINGS PER COMMON SHARE

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Net Income                  $69,454       $30,297        $74,198
Preferred Dividends Series C               (3,375)        (6,750)
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Earnings Available          $69,454       $26,922        $67,448
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Weighted Average:
Common Stock (1)             25,493        27,423         27,231
Common Stock Equivalents (2)    544           822          1,071
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Total Shares                 26,037        28,245         28,302
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Primary Earnings Per Common
  Share                     $  2.67       $  0.95        $  2.38
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FULLY DILUTED EARNINGS PER COMMON SHARE

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Net Income                  $69,454       $30,297        $74,198
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Weighted Average:
Common Stock (1)             25,493        29,734         27,231
Common Stock Equivalents (2)    561           822          1,100
Preferred Stock Series C                                   3,962
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Total Shares                 26,054        30,556         32,293
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Fully Diluted Earnings Per
  Common Share              $  2.67       $  0.99        $  2.30
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(1)In July through November 1996, the company repurchased 1,266 shares of its common stock. In July 1995, 1,500 outstanding shares of the company's 9% Series C Cumulative Convertible Preferred Stock ("Series C Stock") were converted into 3,962 shares of common stock. Primary Earnings Per Share for 1995
   includes   deductions  for  the  9%  Series   C   Cumulative
   Convertible   Preferred  Stock  dividends  of   $3,375   for
   preferred dividends through the conversion date. The fully diluted earnings per share calculation for 1995 reflects the conversion of the Series C stock as though it had occurred as of the beginning of the year. Additionally, in August through October 1995, the company repurchased 6,000 shares of its common stock.

(2)Assumes conversion of outstanding stock options and stock bonus plan shares as determined by application of the treasury stock method.